EXHIBIT 99.1

AgFeed Industries Arranges For $41 Million in Financing, Provides Sales and Earnings Guidance for 2008

SHANGHAI, CHINA -- (MARKET WIRE) -- February 25, 2008 -- AgFeed Industries, Inc. (NasdaqGM: FEED; website: www.agfeedinc.com <http://www.agfeedinc.com/> ), a market leader in China’s premix animal nutrition and hog raising industry, announces today that AgFeed has entered into definitive agreements for $41 million in financing advised by its financial advisor, Deutsche Bank Securities Inc.

A closing of the $41 million financing is anticipated for Thursday of this week.

AgFeed offered a total of $22 million in newly issued common stock at $9 per share under its Form S-3 Registration Statement, plus an additional $19 million in a three year, 7% bond convertible into common stock at $10 per share with 20% warrant coverage at a strike price of $10 per share.

The convertible bonds and warrants also provide for the adjustment of the conversion and exercise price if AgFeed’s audited net earnings for 2008 and 2009 are less than $30 million and $40 million, respectively. The convertible bond private placement was subscribed by various institutional investors, with the Apollo Asia Opportunity Master Fund, L.P. as the largest investor.

AgFeed will use the offering proceeds to expand its two business lines - premix animal feed and hog raising. AgFeed intends to acquire multiple hog farms and expects to further expand its premix feed distribution network in 2008. AgFeed believes the completion of this financing is sufficient to fund its 2008 growth plan outlined as the following:

2008 REVENUE GUIDANCE:

▪	Total revenue is estimated to be around $135 million, an increase of approximately 275% from 2007.

2008 EARNINGS & EARNINGS PER SHARE (EPS) GUIDANCE:

▪	Net income: between $30 million and $33 million, an increase of approximately 320% from 2007.

▪	Earnings per Share (EPS): between $0.96 and $1.10.

▪	Net income from hog sales: between $21.5 million and $24 million.

▪	Net income from premix feed sales: between $8.5 million and $9 million.

BASIS OF 2008 FINANCIAL PROJECTIONS:

AgFeed projects rapid sales and earnings growth in 2008 in a favorable feed and hog market environment in China. The currency exchange rate of RMB7.18 to US$1 is utilized in AgFeed’s projections although the Company expects the Chinese RMB to appreciate further throughout 2008. As a US company, AgFeed’s financial statements are reported in US dollars under US GAAP. Our fiscal year end is December 31.

About AgFeed Industries, Inc.

AgFeed is a U.S. public company listed on the NASDAQ Global Market. Through its operating subsidiaries in China, AgFeed is a market leader in China’s fast growing premix animal feed and hog raising industries. The premix market in which AgFeed operates is an approximately $1.6 billion segment of China’s $40 billion per year animal feed market, according to the China Feed Industry Association. There are approximately 600 million hogs raised in China each year, compared to approximately 100 million in the US. Approximately 75% of China’s total hog supply is from backyard individual hog farmers. Approximately 65% of China’s total meat consumption is pork.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company’s expectations. AgFeed’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed’s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed’s filings with the Securities and Exchange Commission.

Contact:

U.S. Contact:

Mr. Arnold Staloff
Independent Board Member, AgFeed Industries, Inc.
Tel: 212-631-3510

Corporate Contact:

AgFeed Industries, Inc.
Mr. Sam Zhou, Corporate Development
Tel: 011-86-13925912908
Email: info@agfeedinc.com

Source: AgFeed Industries, Inc.